Exhibit 99.1

Investor Contact: Allison Good

The Smith & Wollensky Restaurant Group

Phone: 212-838-2061 x2379

Email: agood@swrg.com

Smith & Wollensky Reports Second Quarter 2006 Financial Results

New York, August 9, 2006 – The Smith & Wollensky Restaurant Group, Inc. (Nasdaq: SWRG) today announced financial results for the second quarter and six months ended July 3, 2006.

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For the second quarter of 2006, comparable consolidated restaurant sales decreased 1.7% as compared to the second quarter of 2005. Comparable consolidated restaurant sales include only units that have been open for 15 months or longer and do not include the results from the Smith & Wollensky in New Orleans or the Manhattan Ocean Club, which was closed on January 1, 2006, and our newest concept, Quality Meats, which opened in April 2006.

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For the second quarter of 2006, total consolidated restaurant sales decreased $1.7 million to $30.2 million, as compared to $32.0 million in the second quarter of 2005. Results for the second quarter of 2006 reflect no sales contribution from the Smith & Wollensky in New Orleans.

•	Net income for the second quarter of 2006 was $572,000, or $0.07 per diluted share, vs. a net income of $104,000, or $0.01 per diluted share in 2005.

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Results for the second quarter of 2006 include $423,000 of insurance proceeds, net of fees, related to the insurance recovery of business interruption at the Smith & Wollensky in New Orleans, which closed on August 29, 2005 due to damages from Hurricane Katrina. Total insurance proceeds, which includes building, contents and business interruption, net of fees, received to date is approximately $1.4 million. The property was put up for sale at the beginning of April 2006 at a listed sales price of $5.0 million. Results for the second quarter of 2006 also include approximately $65,000 of share-based compensation charges related to the adoption of Statement of Financial Accounting Standards No. 123R.

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Pro forma net income for the second quarter of 2006 was $637,000 or $0.07 per share, as compared to a net income of $104,000 in 2005. Pro forma net income reflects the exclusion of approximately $65,000 of share-based compensation charges related to the adoption of Statement of Financial Accounting Standards No. 123R (reconciliation of pro forma net income to GAAP net income are included in the financial tables that follow).

•	Operating income, which includes the insurance proceeds of $423,000 and the share-based compensation charge of $65,000, was $1.1 million as compared to $654,000 in the second quarter of 2005.

•	Food and beverage costs as a percentage of consolidated restaurant sales increased approximately 20 basis points, primarily due to higher beef costs during the quarter as compared to the prior year.

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Salaries and related benefit expenses as a percentage of consolidated restaurant sales decreased approximately 152 basis points primarily due to the concentrated efforts made by management in comparable units to reduce raw payroll and to decreases in employee medical claims under the self insured health plan.

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Restaurant operating expenses as a percentage of consolidated restaurant sales increased 29 basis points primarily due to an increase in professional fees, which were partially offset by a decrease in operating supplies.

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General and administrative expenses increased by 73 basis points primarily due to a decrease in rental income from retail spaces adjacent to the Las Vegas property and to a decrease in income from the sale of retail products.

Results for the six months ended July 3, 2006 are as follows:

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For the first six months of 2006, comparable consolidated restaurant sales increased 0.1% as compared to the first six months of 2005. Comparable consolidated restaurant sales include only units that have been open for 15 months or longer and do not include the results from the Smith & Wollensky in New Orleans or the Manhattan Ocean Club, which was closed on January 1, 2006 and our newest concept, Quality Meats, which opened in April 2006.

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For the first six months of 2006, total consolidated restaurant sales decreased $3.9 million to $61.1 million, as compared to $65.0 million in the first six months of 2005. Results for the first six months of 2006 reflect no sales contribution from the Smith & Wollensky in New Orleans or the Manhattan Ocean Club, but do include sales from Quality Meats.

•	Net income for the six months ended July 3, 2006 was $1.1 million, or $0.13 per diluted share, vs. a net income of $551,000, or $0.06 per diluted share in 2005.

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Pro forma net income for the six months ended July 3, 2006 was $655,000 or $0.08 per diluted share, as compared to a net income of $551,000 in 2005. Pro forma net income reflects the exclusion of $546,000 of insurance proceeds related to the insurance recovery of building and contents at the Smith & Wollensky in New Orleans which closed on August 29, 2005 due to damages from Hurricane Katrina and approximately $121,000 of share-based compensation charges related to the adoption of Statement of Financial Accounting Standards No. 123R (reconciliation of pro forma net income to GAAP net income are included in the financial tables that follow).

The Company still plans on opening three to four Wollensky Grills during 2007-2008; however, to date, no leases have been signed. The Company anticipates the first opening will not occur before July 2007.

Chairman and CEO Alan Stillman said, “While the quarter’s topline sales results are disappointing, we are exceptionally proud of the diligent work our general managers around the country have done creating efficiencies, resulting in positive earnings. We are also extremely pleased with the initial topline results of our newest concept, Quality Meats. It should be noted that this quarter’s earnings include preopening costs associated with that restaurant.”

Conference Call

Alan Stillman, Chairman & CEO, and Sam Goldfinger, CFO, will conduct a conference call to review the Company’s financial results for the second quarter ended July 3, 2006 on Wednesday, August 9, 2006 at 5:00 p.m. ET. Interested parties may listen to the live call over the Internet via http://www.smithandwollensky.com. To listen to the live call, please go to the website at least 15 minutes early to register and to download and install any necessary audio software. If you are unable to listen live, the conference call will also be archived on the website listed above. An audio recording of the conference call, which may contain material non-public information regarding the Company’s results of operations or financial condition for the second quarter of 2006, is expected to be posted on the Company’s website under the heading Investor Relations immediately following the conference call.

About Smith & Wollensky Restaurant Group

The Smith & Wollensky Restaurant Group develops and operates high-end, high-volume restaurants in major cities across the United States. The original Smith & Wollensky, a traditional New York steakhouse, opened in 1977 and is currently believed to be the largest-grossing à la carte restaurant in the country. Since its inception, the company has grown to include 16 restaurants, including Smith & Wollensky in New York, Miami Beach, Chicago, New Orleans, Las Vegas, Washington, D.C., Philadelphia, Columbus, Dallas, Houston, and Boston. SWRG also operates five other restaurants in New York, including Cité, Maloney & Porcelli, Park Avenue Café, The Post House, and Quality Meats.

Except for historical information contained herein, the statements made in this press release regarding the Company’s business, strategy and results of operations are forward-looking statements which are based on management’s beliefs and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from such statements. Factors that may cause such differences include changes in economic conditions generally or in each of the markets in which the Company is located, unanticipated changes in labor or food costs, the ability to identify locations for and open restaurants as planned; the dependence of our operating results on a small number of restaurants, our geographic concentration in New York, changes in consumer preferences, the level of competition in the high-end segment of the restaurant industry and the success of the Company’s growth strategy. For a more detailed description of such factors, please see the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(Financial Tables Follow)

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
(dollar amounts in thousands, except per share amounts)

	Second Quarter Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Consolidated restaurant sales	$ 30,242	$ 31,971	$ 61,054	$ 64,965
Cost of consolidated restaurant sales:
Food and beverage costs	9,370	9,840	18,944	19,656
Salaries and related benefit expenses	8,504	9,476	17,113	18,938
Restaurant operating expenses	4,968	5,160	9,969	10,643
Occupancy and related expenses	2,157	1,870	4,259	3,750
Marketing and promotional expenses	1,088	1,377	2,337	2,603
Depreciation and amortization expenses	1,055	1,220	2,123	2,530
Insurance proceeds, net	(423)	—	(969)	—
Total cost of consolidated restaurant sales	26,719	28,943	53,776	58,120
Income from consolidated restaurant operations	3,523	3,028	7,278	6,845
Management fee income	234	248	472	499
Income from consolidated and managed restaurants	3,757	3,276	7,750	7,344
General and administrative expenses	2,246	2,143	4,838	4,467
Royalty expense	451	479	929	976
Operating income	1,060	654	1,983	1,901
Interest expense	(151)	(338)	(303)	(768)
Amortization of deferred debt financing costs	(14)	(23)	(21)	(55)
Interest income	31	21	65	22
Interest expense net of interest income	(134)	(340)	(259)	(801)
Income before provision for income taxes	926	314	1,724	1,100
Provision for income taxes	104	118	214	175
Income before income of consolidated variable interest entity	822	196	1,510	925
Income of consolidated variable interest entity	(250)	(92)	(430)	(374)
Net income	$ 572	$ 104	$ 1,080	$ 551
Net income per share:
Basic and diluted	$ 0.07	$ 0.01	$ 0.13	$ 0.06
Weighted average common shares outstanding:
Basic	8,590,643	9,375,371	8,595,178	9,376,893
Diluted	8,635,060	9,431,293	8,643,164	9,424,098

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
AND SUBSIDIARIES
Pro Forma Net Income and Pro Forma Net Income Per Share (1)
(dollar amounts in thousands, except per share amounts)

	Second Quarter Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income	$ 572	$104	$ 1,080	$ 551

Insurance proceeds, net (building and contents only)	—	—	(546)	—
Share based employee compensation charge	65	—	121	—

Pro forma net income (1)	$ 637	$ 104	$ 655	$ 551

Pro forma net income per share:
Basic and diluted	$ 0.07	$ 0.01	$ 0.08	$ 0.06
Weighted average common shares outstanding:
Basic	8,590,643	9,375,371	8,595,178	9,376,893
Diluted	8,635,060	9,431,293	8,643,164	9,424,098

(1) Pro forma net income excludes insurance proceeds, net and share-based employee compensation charges. The exclusion of insurance proceeds provides meaningful information regarding the Company's operating results on a basis comparable with those in future periods when the Company does not expect to receive insurance proceeds, whereas the exclusion of share-based employee compensation expense provides meaningful information to investors regarding the Company's operating results on a basis comparable with those of prior periods before the Company’s adoption of FAS 123R.

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
AND SUBSIDIARIES
Consolidated Balance Sheet
(dollar amounts in thousands, except per share amounts)
	July 3, 2006	January 2, 2006

Assets	(unaudited)
Current assets:
Cash and cash equivalents	$ 2,977	$ 2,362
Short-term investments	285	265
Accounts receivable, net	750	549
Credit card receivable, net	1,103	1,990
Due from managed units	651	750
Merchandise inventory	4,460	4,589
Prepaid expenses and other current assets	1,774	1,486
Total current assets	12,000	11,991
Property and equipment, net	55,022	54,952
Assets held for sale	4,636	4,681
Goodwill	6,886	6,886
Licensing agreement, net	3,387	3,471
Long-term investments	3,418	4,417
Other assets	4,208	4,208
Total assets	$ 89,557	$ 90,606
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$ 961	$ 202
Current portion of obligations under capital lease	145	139
Current portion of deferred gain	367	365
Due to managed units	1,011	538
Accounts payable and accrued expenses	11,377	13,578
Total current liabilities	13,861	14,822
Obligations under capital leases	7,675	7,749
Deferred gain on sales leasebacks	12,772	12,958
Long-term debt, net of current portion	2,259	3,113
Deferred rent	9,125	9,133
Total liabilities	45,692	47,775
Interest in consolidated variable interest entity	(478)	(668)
Commitments and contingencies
Stockholders’ equity:
Common stock	94	94
Additional paid-in capital	70,192	70,066
Accumulated deficit	(21,423)	(22,503)
Accumulated other comprehensive income	160	143
Treasury stock	(4,680)	(4,301)
	44,343	43,499
Total liabilities and stockholders’ equity	$ 89,557	$ 90,606